SUBCONTRACT FOR FUND ADMINISTRATION AND ACCOUNTING SERVICES

AGREEMENT made as of October 18, 2013, by and between Franklin Templeton Services, LLC (“FT Services”), an indirect, wholly owned subsidiary of Franklin Resources, Inc., and The Bank of New York Mellon, a New York banking company having its principal office and place of business at One Wall Street, New York, New York 10286 (“BNY”).

W I T N E S S E T H :

WHEREAS, the Franklin ETF Trust (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), on behalf of each series of the Trust listed on Exhibit A hereto (as such Exhibit be amended from time to time) (each a “Fund”), has entered into an Investment Management Agreement dated _________ __, 2013 with Franklin Advisers, Inc., an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Adviser”), for the provision of investment advisory, fund administration and accounting services to the Funds; and

WHEREAS, the Adviser has entered into a Subcontract for Fund Administrative Services dated _________ __, 2013 with FT Services, for the provision of fund administration and accounting services to the Funds (the “FT Services Agreement”); and

WHEREAS, FT Services desires to retain BNY to provide the fund administration and accounting services described herein to the Funds, and BNY is willing to provide such services, all as more fully set forth below.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.      Appointment.

FT Services hereby appoints BNY as its agent for the term of this Agreement to perform the services described herein.  BNY hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

2.      Representations and Warranties of FT Services.

FT Services hereby represents and warrants to BNY, which representations and warranties shall be deemed to be continuing, that:

(a)                It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)               This Agreement has been duly authorized, executed and delivered by FT Services in accordance with all requisite action and constitutes a valid and legally binding obligation of FT Services, enforceable in accordance with its terms; and

(c)                It is conducting its business in compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property that would prohibit its execution or performance of this Agreement.

3.      Representations and Warranties of BNY.

BNY hereby represents and warrants to FT Services, which representations and warranties shall be deemed to be continuing, that:

(a)                It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)               This Agreement has been duly authorized, executed and delivered by BNY in accordance with all requisite action and constitutes a valid and legally binding obligation of BNY, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, creditors’ rights or equitable principles;

(c)                It has developed and implemented policies and procedures reasonably designed to prevent or detect instances when it is not conducting its business in compliance with all applicable laws and regulations, both state and federal;

(d)               It has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property that would prohibit its execution or performance of this Agreement;

(e)                It has developed and implemented commercially reasonable business continuity and disaster recovery policies, procedures and facilities (the “Disaster Recovery Plan and Back-Up System”) that, at all times, satisfy the requirements of its regulators and all applicable law, rules, and regulations; and

(f)                It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.      Delivery of Documents.

(a)                FT Services will promptly deliver to BNY true and correct copies of the resolutions of the Managing Member(s) of FT Services authorizing the execution, delivery and performance of this Agreement on behalf of FT Services.

(b)               FT Services will promptly deliver, or will cause the Trust to promptly deliver, to BNY true and correct copies of each of the following documents as currently in effect and will promptly deliver to it all future amendments and supplements thereto, if any:

(i)                 The Trust’s Declaration of Trust (the “Declaration of Trust”);

(ii)               The Trust’s By-Laws (the “By-Laws”);

(iii)             The Trust’s registration statement most recently filed with the U.S. Securities and Exchange Commission (the “SEC”) relating to the shares of the Funds (the “Registration Statement”);

(iv)             The Trust’s Notification of Registration under the 1940 Act on Form N-8A filed with the SEC;

(v)               The Prospectus(es) and Statement(s) of Additional Information pertaining to each Fund (collectively, the “Prospectus”); and

(vii)      A copy of any and all SEC exemptive orders issued to the Trust.

(c)                It shall be the sole responsibility of FT Services to deliver to BNY the Trust’s currently effective Prospectus and BNY shall not be deemed to have notice of any information contained in such Prospectus that is not contained in a Prospectus previously delivered to BNY until such information is actually received by BNY.  Such delivery may be made by electronic mail to the address provided in Section 19 hereof.

5.      Duties and Obligations of BNY.

(a)                Subject to the direction and control of FT Services and the provisions of this Agreement, BNY shall provide to the Funds (i) the administrative services set forth on Schedule I attached hereto and (ii) the valuation and computation services listed on Schedule II attached hereto.

(b)               In performing hereunder, BNY shall provide, at its expense, office space, facilities, equipment and personnel.

(c)                BNY shall not provide any services relating to the management, investment advisory or sub-advisory functions of any Fund, distribution of shares of any Fund, maintenance of any Fund’s financial records, except to the extent specifically set forth herein, or other services normally performed by the Funds’ respective counsel or independent auditors.

(d)               Upon receipt of FT Services’ prior written consent, BNY may delegate any of its duties and obligations hereunder to any delegee or agent whenever and on such terms and conditions as it deems necessary or appropriate.  Notwithstanding the foregoing, BNY may delegate any of its duties and obligations hereunder to any other subsidiary of The Bank of New York Mellon Corporation and it will use commercially reasonable efforts to provide advance written notice to FT Services of its so doing.  BNY shall be liable to FT Services and any Fund for any loss or damage arising out of, or in connection with, the actions or omissions to act of any affiliated delegee or agent utilized hereunder to the same extent as it would be liable hereunder if it had taken or omitted such action itself.  BNY’s liability with respect to any non-affiliated delegate or agent approved by FT Services shall be limited to such instances where BNY failed to reasonably select, monitor and retain such delegate or agent.

(e)                FT Services shall cause the Trust’s officers, advisors, sponsor, distributor, legal counsel (subject to any applicable privileges), independent accountants, current administrator (if any), transfer agent, and any other service provider to cooperate with BNY and to provide BNY, upon reasonable request, with such information, documents and advice relating to the Trust as is within the possession or knowledge of such persons, and which, in the reasonable opinion of BNY, is necessary in order to enable it to perform its duties hereunder.  BNY shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to the accuracy, validity or propriety of any information, documents or advice provided to BNY by any of the aforementioned persons, and BNY shall be held harmless by FT Services when acting in good faith reliance upon such information, documents or advice relating to the Trust.

(f)                Nothing in this Agreement shall limit or restrict BNY, any affiliate of BNY or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to some or all of the services provided hereunder; provided, however, that notwithstanding this paragraph BNY may not use FT Services’, the Funds’ or any of their affiliates’ proprietary information, know-how or methodologies in providing such services to such other third parties.

(g)               Subject to the provisions of this Agreement, BNY shall compute the net asset value per share (“NAV”) of a Fund and shall value the securities held by the Fund at such times and dates and in the manner specified in the then-effective Prospectus of the Fund and in accordance with the Trust’s valuation procedures actually provided to BNY, except that, notwithstanding any language in the Prospectus, in no event shall BNY be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely the responsibility of the Trust.  BNY shall provide a report of such

NAV to FT Services, the Trust and Authorized Participants at the respective times set forth in Schedule II, as amended from time to time.  To the extent valuation of securities or computation of a NAV as specified in the Fund’s then-effective Prospectus and valuation procedures actually provided to BNY are at any time inconsistent with FT Services’ or the Trust’s reasonable interpretation of any applicable laws or regulations, FT Services shall promptly so notify BNY in writing and thereafter BNY shall value securities and/or compute NAV or other computations consistent with the Fund’s Prospectus and valuation procedures actually provided to BNY, as they may be amended, which amendments shall constitute a representation by FT Services (which representation shall be deemed to be continuing) that the same is consistent with all applicable laws and regulations and with the Trust’s amended Prospectus or valuation procedures.  FT Services may also from time to time instruct BNY in writing to compute the value of the securities or NAV in a manner other than as specified in this paragraph.  By giving such instruction, FT Services shall be deemed to have represented that such instruction is consistent with all applicable laws and regulations and the then-effective Prospectus of the Fund and valuation procedures of the Trust.  The Trust shall have sole authority and responsibility for determining the method of valuation of securities and the method of computing NAV.

(h)               FT Services shall furnish, or cause the Trust to furnish, BNY with, and BNY shall comply with, any and all instructions, explanations, information, specifications and documentation deemed reasonably necessary by BNY, FT Services or the Trust in the performance of BNY’s duties hereunder, including, without limitation, valuation procedures describing the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses.  BNY shall not be required to include as Fund liabilities and expenses, nor as a reduction of NAV, any accrual for any federal, state, or foreign income taxes unless FT Services or the Trust shall have specified to BNY the precise amount of the same to be included in liabilities and expenses or used to reduce NAV; provided, however, that (i) FT Services or the Trust may specify the precise amount in the form of rules to be applied by BNY (e.g., applicable tax rates) and (ii) with respect to foreign securities, BNY will book minimum withholding taxes on interest, dividends and gains.  FT Services shall also furnish BNY with bid, offer, or market values of securities if BNY notifies FT Services that same are not available to BNY from a security pricing or similar service utilized, or subscribed to, by BNY that BNY in its judgment deems reliable at the time such information is required for calculations hereunder.

At any time and from time to time, FT Services also may furnish BNY with bid, offer, or market values of securities and instruct BNY to use such information in its calculations hereunder.  BNY shall use the particular securities pricing or similar services as may be specified by FT Services, or by the Trust in the Trust’s pricing procedures as they may be amended from time to time, provided that BNY has existing subscriptions to facilitate the use of such services.

(i)                 BNY may apply to a duly authorized officer or agent of FT Services for written instructions with respect to any matter arising in connection with BNY’s performance hereunder and, subject to its carrying out such instructions in accordance with its standard of care as set forth herein, BNY shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with such instructions.  Such application for instructions may, at the option of BNY, set forth in writing any action proposed to be taken or omitted to be taken by BNY with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken.

(j)                 BNY may consult with its own counsel at its own expense, or with counsel to FT Services at FT Services’ expense with approval by FT Services, with respect to any matter arising in connection with the services to be performed by BNY under this Agreement and, subject to its carrying out such actions in accordance with its standard of care as set forth herein, shall be fully protected with respect to anything done or omitted by it in good faith and in accordance with the advice or opinion of FT Services’ counsel.

(k)               BNY is responsible for identifying securities and transactions whose U.S. tax treatment differs from the treatment under U.S. generally accepted accounting principles.  BNY may consult with FT Services or its Authorized Persons (as defined herein) to determine the appropriate U.S. tax treatment for certain complex securities or transactions.  As provided in Schedules I and II attached hereto, BNY shall perform various duties in support of the tax position of the Funds.

(l)                 BNY shall have no duties or responsibilities whatsoever with respect to the services provided hereunder except such duties and responsibilities as are specifically set forth in this Agreement and Schedules I and II attached hereto, and no covenant or obligation, except for those set forth herein, shall be implied against BNY in connection with this Agreement.

(m)             BNY, in performing the services required of it under the terms of this Agreement, and subject to its standard of care as set forth herein, shall be entitled to rely in good faith on the accuracy and validity of any and all instructions, explanations, information, specifications and documentation furnished to it by FT Services.  In the event BNY’s computations hereunder rely, in whole or in part, upon information from a pricing or similar service utilized, or subscribed to, by BNY which BNY, in good faith and in its reasonable judgment, deems reliable, BNY, subject to its standard of care, relating to the input of such pricing, as set forth herein, shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.

(n)               BNY, in performing the services required of it under the terms of this Agreement, shall notify FT Services of any accrued interest that remains unpaid on its contractual interest payment date, but shall not be responsible for determining whether any interest accruable to a Fund is or will be actually paid, but will accrue such interest until otherwise instructed by FT Services or the Trust.

(o)               Subject to BNY’s obligation to maintain a commercially reasonable Disaster Recovery Plan and Back-Up System, neither FT Services nor BNY shall be responsible for delays or errors that occur by reason of circumstances beyond its control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within or without BNY or FT Services, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, or communications or computer (hardware or software) services.  BNY shall not be responsible for delays or failures to supply the information or services specified in this Agreement, where such delays or failures are caused by the failure of any person(s) other than BNY to supply any instructions, explanations, information, specifications or documentation reasonably deemed necessary by BNY in the performance of its duties under this Agreement.  Upon the occurrence of any such delay or failure, BNY shall use commercially reasonable best efforts to resume performance as soon as practicable under the circumstances.

(p)               BNY agrees to as promptly as practicable under the circumstances, notify FT Services in the event of any of the following:

(i)                 Any of the representations and warranties of BNY in Section 3 above cease to be true and correct; or

(ii)               BNY is for any reason unable to perform any of its obligations under this Agreement.

(q)               In performing the services hereunder, BNY shall comply with the applicable provisions of each Fund’s Prospectus, including effective amendments thereto.

(r)                 On a quarterly basis, BNY will provide to FT Services and the Trust certifications in connection with Rule 38a-1 under the 1940 Act, including an attestation as to whether there have been any material changes to the policy and procedures summaries provided to the Trust, and sub-certifications related to the Sarbanes-Oxley Act of 2002.

(s)                BNY will furnish to FT Services and the Trust, on a semi-annual basis, a report in accordance with Statements on Standards for Attestation Engagements No. 16 (the “SSAE Report”) as well as such other reports and information relating to BNY’s policies and procedures and its compliance with such policies and procedures and with the laws applicable to its business and its services, as the parties may mutually agree upon.

(t)                 BNY shall maintain levels and types of insurance coverage including, without limitation, errors and omissions, fidelity bond and electronic data processing coverages, which are determined by its board of directors/trustees to be appropriate for its business.  Such types and levels of coverage are consistent with the types and levels maintained in the industry by other high quality fund administrators for registered investment companies.

(u)               BNY shall cooperate with the Trust’s independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to provide such information, as may be reasonably requested by FT Services or the Trust from time to time, to such accountants for the expression of their opinion.

(v)               In performing the services set forth in this Agreement, BNY shall conform with the 1940 Act and all rules and regulations thereunder, with all other applicable federal, state and foreign laws and regulations, with any applicable procedures adopted by the Trust’s board of trustees (the “Board”), and with the provisions of each Fund’s Prospectus.

6.      Allocation of Expenses.

Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by FT Services (who, in turn, may allocate such costs and expenses to the appropriate Fund in accordance with the FT Services Agreement).

7.      Compliance Services.

(a)                If Schedule I contains a requirement for BNY to provide the Funds with compliance services, such services shall be provided pursuant to the terms of this Section 7 (the “Compliance Services”).  The precise compliance review and testing services to be provided shall be as mutually agreed between BNY and FT Services, and the results of BNY’s Compliance Services shall be detailed in a compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed.  Each Compliance Summary Report shall be subject to review and approval by FT Services and the Trust.  BNY shall have no responsibility or obligation to provide Compliance Services other that those services specifically listed in Schedule I.

(b)               FT Services will examine each Compliance Summary Report delivered to it by BNY and notify BNY of any error, omission or discrepancy within ten (10) days of its receipt.  In addition, if FT Services learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, FT Services will notify BNY of such condition within five (5) business days after discovery thereof.

(c)                While BNY will endeavor to identify out-of-compliance conditions, BNY does not and could not for the fees charged, make any guarantees, representations or warranties with respect to its ability to identify all such conditions.  In the event of any errors or omissions in the performance of Compliance Services, FT Services’ sole and exclusive remedy and BNY’s sole liability shall be limited to re-performance by BNY of the Compliance Services affected, and in connection therewith it shall correct any error or omission, if practicable, and prepare a corrected report, at no cost to FT Services or the Trust.

8.      Standard of Care; Indemnification.

(a)                Except as otherwise provided herein, BNY shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by FT Services, except those costs, expenses, damages, liabilities or claims arising out of BNY’s own bad faith, negligence, willful misconduct or reckless disregard of its duties hereunder.  In no event shall either BNY or FT Services be liable to the other party or to any third party for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action.  BNY shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by FT Services, or for delays caused by circumstances beyond BNY’s control (provided BNY maintains a commercially reasonable Disaster Recovery Plan and Back-Up System), unless such loss, damage or expense arises out of BNY’s bad faith, negligence, willful misconduct or reckless disregard of its duties.

(b)               FT Services shall indemnify and hold harmless BNY from and against any and all third party costs, expenses, damages, liabilities and claims, and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNY by a third party, (x) by reason of or as a result of any action taken or omitted to be taken by BNY in good faith hereunder; (y) in reasonable reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed; (ii) such Fund’s Prospectus; (iii) any instructions of an Authorized Person of FT Services; or (iv) any opinion of legal counsel for FT Services or BNY; or (z) arising out of transactions or other activities of FT Services that occurred prior to the commencement of this Agreement.  This indemnity shall be a continuing obligation of FT Services, its successors and assigns, notwithstanding the termination of this Agreement.  Without limiting the generality of the foregoing, FT Services shall indemnify BNY against and save BNY harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

(i)                 Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY by any third party described in (iii) and (iv) above or by or on behalf of FT Services;

(ii)               Action or inaction taken or omitted to be taken by BNY pursuant to written or oral instructions from an Authorized Person by or on behalf of FT Services;

(iii)             Any action taken or omitted to be taken by BNY in good faith in accordance with the advice or opinion of counsel of FT Services;

(iv)             Any improper use by FT Services of any valuations or computations supplied by BNY pursuant to this Agreement;

(v)               The method of valuation of a Fund’s portfolio securities and the method of computing each Fund’s NAV; provided that such valuation or computation conforms to the Fund’s then-effective Prospectus and valuation procedures actually provided to BNY; or

(vi)             Any valuations of a Fund’s portfolio securities or NAV provided to BNY by FT Services.

(c)                FT Services and the Funds shall not be responsible for, and BNY shall indemnify and hold FT Services and the Funds harmless from and against, any and all third party costs, expenses, damages, liabilities and claims, and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred by FT Services and finally determined by an arbiter of appropriate jurisdiction as a result of BNY’s bad faith, negligence, willful misconduct or reckless disregard of its duties hereunder.

(d)               In order that the indemnification provisions contained in this Section 8 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the indemnified party shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim.  The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party.  The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party’s prior written consent.  In no event will

FT Services or the Funds be liable for any settlement of any action or claim effected without their prior written consent.

(e)                Actions taken or omitted in good faith reliance on oral or written instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument believed by BNY in good faith to be genuine or bearing the signature of a person or persons believed to be authorized to sign, countersign or execute the same, or upon the opinion of legal counsel for FT Services or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

(f)                The terms of this Section 8 shall survive the termination of this Agreement.

9.      Compensation.

For the services provided hereunder, FT Services agrees to pay BNY such compensation as is mutually agreed upon in writing from time to time and such reasonable out-of-pocket expenses (as set forth in Schedule III) as are incurred by BNY in performing its duties hereunder.  Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly.  BNY shall deliver to FT Services invoices for services rendered hereunder, and FT Services shall have a reasonable time period to review and approve the payment of such invoices.  Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement.  For the purpose of determining compensation payable to BNY, each Fund’s NAV shall be computed at the times and in the manner specified in the Fund’s Prospectus.

10.  Term of Agreement.

(a)                This Agreement shall continue until terminated by either BNY giving to FT Services, or FT Services giving to BNY, a notice in writing specifying the date of such termination, which date shall be not less than ninety (90) days after the date of the giving of such notice.  Upon termination hereof, FT Services shall pay to BNY such compensation as may be due as of the date of such termination, and shall reimburse BNY for any disbursements and expenses made or incurred by BNY and payable or reimbursable hereunder.

(b)               Either party may terminate this Agreement on thirty (30) days’ prior written notice to the other party if the other party fails to perform its obligations hereunder in a material respect after notice of such failure and a reasonable time to correct.

11.  Authorized Persons.

Attached hereto as Exhibit B is a list of persons duly authorized by FT Services to execute this Agreement and give any written or oral instructions, or written or oral specifications, by or on behalf of FT Services (“Authorized Persons”).  From time to time FT Services may deliver a new Exhibit B to add or delete any person and BNY shall be entitled to reasonably rely on the last Exhibit B actually received by BNY.

12.  Records.

In compliance with requirements of Rule 31a-3 under the 1940 Act, BNY agrees that all records listed on Schedule II that it maintains on behalf of the Funds shall at all times remain the property of the Trust, shall be readily accessible by FT Services and the Trust during normal business hours in a facility owned or maintained by BNY, and shall be promptly surrendered in the form and medium then maintained upon the termination of the Agreement or otherwise on written request.  BNY further agrees that all records listed on Schedule II that it maintains on behalf of the Funds pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act (generally, six (6) years) unless any such records are earlier surrendered as provided above, and will be surrendered in the form and medium then maintained.  BNY will take reasonable actions to maintain the confidentiality of the Funds’ records, which may nevertheless be disclosed to the extent required by law or this Agreement, or to the extent permitted by the Trust.

13.  Confidentiality.

BNY and FT Services agree that all books, records, confidential, non-public, or proprietary information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any person other than its auditors, accountants, regulators, employees or counsel, except as may be, or may become required by law, by administrative or judicial order or by rule, provided that the disclosing party shall give prompt notice to the other party of any such knowing disclosure to the extent permitted by applicable law.  To the extent required to be disclosed to third parties in carrying out this Agreement, the disclosing party shall require such third party to agree to the confidential treatment of such information commensurate with this Section 13.  BNY represents and warrants that it has established and maintains policies and measures reasonably designed to protect the confidentiality of customer information, and will subject information provided hereunder by FT Services, the Trust, the Trust’s investment adviser or any of their affiliates to such policies and measures.  Nothing in this Agreement shall be deemed to authorize BNY to waive attorney-client, work product or other legal privilege by or on behalf of FT Services, the Trust, the Trust’s investment adviser or any of their affiliates.

14.  Amendment.

(a)                This Agreement may not be amended or modified in any manner except by a written agreement executed by BNY and FT Services to be bound thereby, and authorized or approved by FT Services and the Board.

(b)               Notwithstanding any other provisions contained in this Agreement, FT Services may, without BNY’s consent, amend Exhibit A to add or delete Funds and Exhibit B to change Authorized Persons, and provided further that FT Services provide at least thirty (30) days’ notice to BNY of each such amendment to Exhibit A.

15.  Assignment.

This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by FT Services without the written consent of BNY, or by BNY without the written consent of FT Services.

16.  Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof.  BNY and FT Services hereby consent to the jurisdiction of a state or federal court situated in the Borough of Manhattan, New York City, New York in connection with any dispute arising hereunder, and waive to the fullest extent permitted by law their right to a trial by jury.

17.  Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

18.  No Waiver.

Each and every right granted to BNY or FT Services hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time.  No failure on the part of BNY or FT Services to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY or FT Services of any right preclude any other or future exercise thereof or the exercise of any other right.

19.  Notices.

All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

            if to FT Services, at

            Franklin Templeton Investments

            One Franklin Parkway

            San Mateo, California 94403

            Attention:  Steven J. Gray

            Title:  Senior Associate General Counsel

            if to BNY, at

            The Bank of New York Mellon
            One Wall Street
            New York, New York 10286
            Attention:  Rashaan Farrelly

            Title:  Relationship Executive

or at such other place as may from time to time be designated in writing.  Notices hereunder shall be effective upon receipt.

20.  Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

                                                                                    FRANKLIN TEMPLETON SERVICES,
                                                                                    LLC

                                                                                    By:  /s/ Laura F. Fergerson

                                                                                    Title:

                                                                                    THE BANK OF NEW YORK MELLON

                                                                                    By:  /s/ Stephen Cook

                                                                                    Title: Managing Director

EXHIBIT A

Name of Fund

Franklin Short Duration U.S. Government ETF

EXHIBIT B

I, ___________________________, of Franklin Templeton Services, LLC (“FT Services”) do hereby certify that:

The following individuals serve in the following positions with FT Services, and each has been duly elected or appointed to each such position and qualified therefor in conformity with FT Services’ charter or by-laws, and the signatures set forth opposite their respective names are their true and correct signatures.  Each such person is an “Authorized Person,” as defined in the Agreement, and is authorized to give written or oral instructions or written or oral specifications by or on behalf of FT Services to BNY.

Name	Position	Signature
Gaston Gardey	Treasurer, Chief Financial Officer and Chief Accounting Officer	/s/ Gaston Gardey
Greg McNeil	Assistant Treasurer	/s/ Greg McNeil
Matthew Hinkle	Vice President – Global Fund Tax	/s/ Matthew Hinkle
Buck Brown	Director – Fund Tax	/s/ Buck Brown

SCHEDULE I
ADMINISTRATIVE SERVICES

                        1.         (a) Draft the notice of meeting, agenda and resolutions for quarterly Board of Trustees meetings.  Such meeting agendas and other material prepared in preparation for each Board meeting are subject to the review and approval of counsel to FT Services or the Trust.

                                    (b) Assemble and distribute Board materials (either in hard copy or electronically) for quarterly Board meetings.

                                    (c) Attend (in-person or telephonically) quarterly Board meetings and draft minutes thereof.

                        2.         Perform for each Fund, the compliance tests as mutually agreed and which shall be specific to each Fund.  The Compliance Summary Reports listing the results of such tests are subject to review and approval by FT Services or the Trust.  Such Reports shall be provided to FT Services and the Trust at such times as FT Services and BNY may agree, but in no event later than 1:00 p.m. New York time on each business day.  From time to time FT Services or the Trust may request, and BNY will use commercially reasonable efforts to provide, preliminary calculations in advance of such final Reports.

                        3.         Monitor the Fund’s status as a regulated investment company under Subchapter M of U.S.C. Title 26 Internal Revenue Code (“IRC”) and provide periodic updates to FT Services, including the results of preliminary and final asset diversification tests and the results of qualifying income tests.

                        4.         Draft the annual update of the Trust’s Registration Statement and, subject to approval by FT Services and the Trust’s Treasurer and legal counsel, coordinate the preparation and filing of annual and semi-annual shareholder reports, Form N-SAR, Form N-CSR, Form N-Q, Form N-PX (with the Fund supplying the voting records in the format required by BNY), and notices pursuant to Rule 24(f)-2.

                        5.         BNY shall provide the following tax services for each Fund:

                        Tax Provision Preparation

                        •           Prepare fiscal year-end tax provision analysis;

                        •           Process tax adjustments on securities and transactions identified by BNY and/or FT Services that require such treatment and prepare supporting schedules detailing those differences;

                        •           Prepare ROCSOP adjusting entries; and

                        •           Prepare financial statement footnote disclosures.

                        Excise Tax Distributions Calculations

                        •           Prepare calendar year tax distribution analysis;

                        •           Process tax adjustments on securities and transactions identified by BNY and/or FT Services that require such treatment and prepare supporting schedules detailing those differences;

                        •           As needed, prepare annual tax-based distribution estimates for each Fund; and

                        •           Provide FT Services with a recommended distribution amount sufficient to meet the applicable requirements under Subchapter M and the applicable excise tax requirements.

                        Other Tax Services

                        •           Prepare for execution and filing, the federal and state income and excise tax returns;

                        •           Prepare year-end primary, secondary, and NRA layout of Investment Company Institute broker/dealer reporting and prepare fund distribution calculations disseminated to broker/dealers; and

                        •           Coordinate IRC §855 and excise tax distribution requirements.

                        Uncertain Tax Provisions

                        •           Document all material tax positions taken by a Fund with respect to specified fiscal years identified by BNY and/or FT Services (“Tax Positions”);

                        •           Review of a Fund’s: (i) tax provision work papers, (ii) excise tax distribution work papers, (iii) income and excise tax returns, (iv) tax policies and procedures, (v) Subchapter M compliance work papers, and (vi) any other tax work papers or calculations;

                        •           Determine as to whether or not Tax Positions have been consistently applied, and documentation of any inconsistencies;

                        •           Review relevant statutory authorities;

                        •           Review tax opinions and legal memoranda prepared by tax counsel or tax auditors to a Fund;

                        •           Review standard mutual fund industry practices, to the extent such practices are known to, or may reasonably be determined by, BNY; and

                        •           Delivery of a written report to FT Services detailing such items.

                        6.         Prepare and, subject to approval of FT Services and the Trust’s Treasurer, disseminate to the Trust’s Board quarterly unaudited financial statements and schedules of each Fund’s investments and make presentations to the Board, as appropriate.

                        7.         Subject to approval of FT Services and the Trust’s Board, administratively assist the Trust in obtaining fidelity bond and E&O/D&O insurance coverage.

                        8.         Prepare statistical reports for outside information services (e.g., IBC/Donoghue, ICI, Lipper Analytical and Morningstar).

                        9.         Subject to review and approval by FT Services and the Trust’s Treasurer, establish appropriate expense accruals, maintain expense files and coordinate the payment of invoices for each Fund.

                        10.       Permit persons or entities entering a valid password to have electronic access, via an internet-based secure website, to current quarterly Board meeting materials and such other Board meeting materials as may be agreed between BNY and the Trust.

                        11.       Provide compliance policies and procedures related to services provided by BNY to the Funds; summary procedures thereof; and periodic certification letters.

12.       Assist with and/or coordinate such other filings, notices and regulatory matters on such terms and conditions as the parties hereto may mutually agree upon in writing from time to time.

All regulatory services are subject to the review and approval of Fund counsel.

The Services provided by BNY hereunder are administrative in nature and do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of FT Services or any other person.

SCHEDULE II
VALUATION AND COMPUTATION SERVICES

I.          BNY shall maintain the following records on a daily basis for each Fund.

1.         Report of priced portfolio securities

2.         Statement of net asset value per share

            Such reports and statements shall be provided to FT Services and the Trust at 6:00 p.m. New York time and to Authorized Participants at 9:00 p.m. New York time, in each case by such means as BNY and FT Services may agree upon from time to time.

II.        BNY shall maintain the following records on a monthly basis for each Fund:

1.         General Ledger

2.         General Journal

3.         Cash Receipts Journal

4.         Cash Disbursements Journal

5.         Subscriptions Journal

6.         Redemptions Journal

7.         Accounts Receivable Reports

8.         Accounts Payable Reports

9.         Open Subscriptions/Redemption Reports

10.       Transaction (Securities) Journal

11.       Broker Net Trades Reports

III.       BNY shall prepare a Holdings Ledger on a quarterly basis, and a Buy-Sell Ledger (Broker’s Ledger) on a semiannual basis for each Fund.  Schedule D shall be produced on an annual basis for each Fund.

The above reports may be printed according to any other required frequency to meet the requirements of the Internal Revenue Service, the U.S. Securities and Exchange Commission and the Trust’s Auditors.

IV.       For internal control purposes, BNY uses the Account Journals produced by The Bank of New York Custody System to record daily settlements of the following for each Fund:

1.         Securities bought

2.         Securities sold

3.         Interest received

4.         Dividends received

5.         Capital stock sold

6.         Capital stock redeemed

7.         Other income and expenses

All portfolio purchases for the Fund are recorded to reflect expected maturity value and total cost including any prepaid interest.

SCHEDULE III